                                                                      Exhibit 11

                            TRANSCEND SERVICES, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED            NINE MONTHS ENDED
                                                      SEPTEMBER 30                 SEPTEMBER 30
                                              --------------------------    --------------------------
                                                  1998           1997          1998           1997
                                              -----------    -----------    -----------    -----------
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS  $   253,000    $  (487,000)   $   954,000    $(1,015,000)

LOSS FROM DISCONTINUED OPERATIONS                 (22,000)       (15,000)       (54,000)      (124,000)
                                              -----------    -----------    -----------    -----------

NET INCOME (LOSS)                             $   231,000    $  (502,000)   $   900,000    $(1,139,000)
                                              ===========    ===========    ===========    ===========

DIVIDENDS ON PREFERRED STOCK                     (120,000)            --       (359,000)            --

NET INCOME (LOSS) TO COMMON STOCKHOLDERS      $   111,000    $  (502,000)   $   541,000    $(1,139,000)
                                              ===========    ===========    ===========    ===========

BASIC INCOME (LOSS) PER SHARE:
  FROM CONTINUING OPERATIONS                  $      0.01    $     (0.02)   $      0.03    $     (0.05)
  FROM DISCONTINUED OPERATIONS                $     (0.00)   $     (0.00)   $     (0.00)   $     (0.01)
                                              -----------    -----------    -----------    -----------
 NET INCOME (LOSS) PER SHARE                  $      0.01    $     (0.02)   $      0.03    $     (0.06)
                                              ===========    ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING     21,514,000     20,442,000     20,882,000     20,219,000
                                              ===========    ===========    ===========    ===========

DILUTED INCOME (LOSS) PER SHARE:
  FROM CONTINUING OPERATIONS                  $      0.01    $     (0.02)   $      0.03    $     (0.05)
  FROM DISCONTINUED OPERATIONS                $     (0.00)   $     (0.00)   $     (0.00)   $     (0.01)
                                              -----------    -----------    -----------    -----------
NET INCOME (LOSS)                             $      0.01    $     (0.02)   $      0.03    $     (0.06)
                                              ===========    ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING     21,643,000     20,442,000     20,978,000     20,219,000
                                              ===========    ===========    ===========    ===========
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